Kristie L. Lewis

Attorney- at-Law

P.O. Box 31472

Houston, TX 77231

Tel: 832/598-7435 Fax: 832/553-1902

E-mail: klewisattyatlaw@gmail.com

Global Seed Inc.,

2388 Diary Ashford #502

Houston, Texas 77077

Date: August 18, 2011

Re: Global Seed Inc., Registration Statement on Form S-1

Ladies and Gentlemen:

I refer to the above-captioned registration statement on Form S-1 (“Registration Statement”) under the Securities Act of 1933, as amended (“Act”), to be filed by Global Seed Inc., a Texas Corporation (“Company”), with the Securities and Exchange Commission. The Registration Statement related to the offer and sale by the selling stockholders named therein of up to 2,500,000 shares of common stock, par value $0.0001 per share ( the “ Common Stock”), of the Company.

I have examined the originals, or photocopies, certified copies or other evidence of such records of the Company, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such documents.

Based on my examination mentioned above, I am of the opinion that the Common Stock outstanding on the date hereof that are being registered for resale by the selling stockholders of the Company are validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "legal matters" in the Registration Statement.

/s/ Kristie L. Lewis

Kristie L. Lewis

Attorney-at-Law